Exhibit 99.1

Smithfield Foods Plans Private Offering

Smithfield, Virginia (May 12, 2003)—Smithfield Foods, Inc. (NYSE:SFD) has announced that it plans a private offering of $250,000,000 aggregate principal amount of its senior unsecured notes due 2013. The offered notes will bear interest at a fixed rate, based on market rates at the time of sale.

If the offering is completed, the Company plans to apply the proceeds initially to repay indebtedness under its U.S. revolving credit agreement. Thereafter, the Company expects to use availability under this facility, together with internally generated funds, for capital expenditures and general corporate purposes, including expansion of its processed meats business and strategic acquisitions.

The Company intends to offer the notes in reliance on an exemption from registration for offers and sales of securities that do not involve a public offering. The offering and sale of the notes have not been registered under the Securities Act of 1933, as amended, and the notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

Email: jerryhostetter@smithfieldfoods.com